EXHIBIT 99.3
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    Contact: CEO John Davenport, CFO Bob Connors at Fiberstars, 404-715-1300

          FIBERSTARS INC. AWARDED NEW PATENT THAT IMPROVES EFO(R)ENERGY
                    EFFICIENT LIGHTING TO 50 LUMENS PER WATT

     Solon, OH, March 31, 2006--Fiberstars, Inc. (Nasdaq: FBST) today announced the award of a patent for its new Cloverleaf(TM) optical coupler that raises the efficiency of the Fiberstars EFO lighting system to 50 lumens per watt. Typical halogen and incandescent down lights deliver 7 to 15 lumens per watt.

     The Cloverleaf optic, shaped like a three or four leaf clover, increases the coupling efficiency of light exiting the EFO illuminator and entering the EFO large core optical fibers. The Cloverleaf optical coupler was designed with the assistance of Optical Research Laboratory, the company that worked on fixing the optics of the Hubble telescope, under a research project award from DARPA (Defense Advanced Research Programs Agency).

     "This is more than a 15% improvement in Fiberstars EFO efficiency," said Roger Buelow, Fiberstars CTO, "and is an example of Fiberstars' continuing commitment to develop and perfect energy efficient lighting systems. This raises accent down lighting to a new level in efficiency, and also increases the efficiency of our fluorescent tube-like luminaires designed for Navy ships and refrigerated cases at retail."

     The Cloverleaf(TM) optical coupler, when used in Fiberstars' new EFO-ICE(TM) system which lights frozen food cases in supermarkets, will generate efficiency gains over standard and high output fluorescent lighting. And because EFO ICE generates no heat in the freezer case, the energy load requirements to keep the case cold are reduced, saving additional energy. Fiberstars estimates that, in a typical supermarket, as much as 80,000 kilowatt hours of energy will be saved annually by converting freezer case lighting from fluorescent to EFO ICE. Additionally, EFO ICE improves the lighting within freezer cases, with a bright white color and an evenly distributed light pattern. It is expected to be more reliable than fluorescent lamps, which often have problems in cold environments. One EFO ICE lamp lights three cases, and the lamps are not located inside the cases, helping reduce maintenance costs to change lamps.

     The Cloverleaf(TM) optical coupler in Fiberstars EFO down lighting systems is believed to result in the most energy efficient recessed accent lighting solution available. Typically one 70 watt EFO lamp can reduce energy consumption by more than 80% when compared to incandescent or halogen solutions. Fiberstars EFO also substantially lowers maintenance costs. One EFO lamp replaces up to eight halogen downlights and EFO light sources can last up to 12,000 hours vs. 2,000 to 3,000 for incandescent lamps.

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     Fiberstars EFO can also help customers achieve LEED energy efficiency certifications and meet ASHRAE/IESNA 90.1 regulations restricting watts per square foot in commercial buildings without sacrificing light levels. Approximately 30% of electricity consumed in US buildings is used for lighting with most existing bulbs creating more heat than light. If Fiberstars EFO lighting were installed throughout the U.S., the potential reduction of energy consumption would be 50 Billion kilowatt hours which would lead to 5 million fewer tons of coal burned each year, and result in far less greenhouse gases being created.

                                ABOUT FIBERSTARS

     Fiberstars designs, develops, manufactures and markets fiber optic lighting systems for wide-ranging uses in both the general commercial and the pool and spa lighting markets. Fiberstars' EFO system, introduced in 2004, offers energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company's headquarters are located at 32000 Aurora Rd., Solon, Ohio. The Company has additional offices in California, New York City, England and Germany. Telephone: 440-715-1300. Web site: http://www.fiberstars.com.

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for EFO systems with Cloverleaf optics, and the benefits and customer expansion potential involving EFO. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

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